Exhibit (q)(iii)

Fox Rothschild, LLP
2000 Market Street, 20th Floor
Philadelphia, PA 19103

OPINION ON LEGAL STATUS OF CANNABIS COMPANIES
HELD BY THE CAMBRIA CANNABIS ETF

August 14, 2023

INTRODUCTION

Cambria Investment Management, L.P. (the “Advisor”), acts as investment advisor to the Cambria Cannabis ETF (the “Fund”) and has retained Fox Rothschild, LLP for the purposes of rendering this opinion for the benefit of the Fund and its shareholders and, in particular, has asked us whether the Fund and its shareholders will violate laws of the United States and corresponding state laws with respect to the Fund’s investment in Cannabis Companies, as defined below. Based upon our analysis, the applicable federal laws are the Controlled Substances Act and Money Laundering Control Act. As described more fully below, our opinion is that the Fund and its shareholders will not violate either federal law and, as a result, will similarly not violate any state marijuana laws with respect to the Fund’s investments in companies that participate in the cannabis industry. This opinion is being provided in conjunction with the Fund’s Registration Statement filed on Form N-1A (the “Registration Statement”). Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein and as of the date of this opinion, neither the Fund nor its shareholders’ investment into the Fund violate the federal Controlled Substances Act or the Money Laundering Control Act.

Our opinion herein is expressed solely with respect to the Controlled Substances Act, 21 U.S.C. § 801, et seq. (the “CSA”), and the Money Laundering Control Act, 18 U.S.C. § 1956 (the “MCA”), and is based on these laws as in effect on the date hereof and not the law of any other jurisdiction. Our opinion expressed below is based upon the CSA and MCA and relies upon the law now in effect, and in all respects is subject to and may be limited by future legislation or case law. The opinion expressed herein represents our reasonable professional judgment as to the matters of law addressed herein, based upon the facts presented or assumed, and is not a guarantee that a court will reach any particular result.

In connection with this opinion, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Advisor and have not sought to independently verify such matters. For the purposes of this opinion, the Advisor supplied us with a list of companies in which the Fund may invest as of the date of this opinion, as well as its Registration Statement. This opinion assumes that the Fund will only invest in certain companies in accordance with the Fund’s publicly disclosed investment guidelines.

Legal Opinion prepared for the Cambria Cannabis ETF
August 14, 2023

We have examined certain publicly available information regarding the companies in which the Advisor informs us the Fund intends to invest as of the date of this opinion. First, we have examined the various business relationships/interests of the target investments to determine if their businesses violate the CSA or MCA by assessing if they are engaged in the growth, cultivation and/or sale of cannabis in the United States. In this regard, we have solely reviewed publicly available filings available through the Securities and Exchange Commission and SEDAR (which tracks companies listed on Canadian exchanges). Second, we examined whether any of the target investments were subject to any actions/proceedings for violating the CSA and MCA solely by reviewing information publicly available through Bloomberg Law Docket. The following opinion solely relies upon the review of the information available in the public resources noted above in this paragraph. We have not reviewed the target investments with respect to their compliance with the laws of any country except as noted above in this paragraph.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter is given as of the date hereof, and we expressly disclaim any obligation to update or supplement our opinion contained herein to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

We express no opinion as to the law of any other jurisdiction that may be applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal, state, or local law, rule or regulation relating to securities, or to the sale or issuance thereof.

FACTUAL BACKGROUND FOR OPINION

Description of the Cambria Cannabis ETF’s principal investment strategy

The Fund’s principal investment strategy as presently stated in the Registration Statement or as otherwise represented to us by the Advisor is as follows:

●	The Fund seeks to achieve its investment objective by investing, under normal market conditions, primarily in global equity securities that provide a broad exposure to the cannabis industry. Equity securities that provide broad exposure to the cannabis industry include companies that (i) engage in or support the legal production, cultivation, and/or sale of cannabis, including marijuana and hemp, such as certain agrobusiness, biotechnology, life sciences, pharmaceutical, retail, finance, and real estate companies, (ii) perform lawful research as to the medical and pharmaceutical applications of marijuana and cannabis extracts, including cannabinoids, or (iii) produce and develop devices, goods, and equipment related to the cannabis industry, including hemp and its legal derivatives (collectively, “Cannabis Companies”).

●	Under normal market conditions, at least 80% of the value of the Fund’s net assets (plus borrowings for investment purposes) will be invested in Cannabis Companies. The Fund generally expects to invest in Cannabis Companies across a broad market capitalization spectrum of micro-, small-, and mid-capitalization stocks. While the Fund will target investing in approximately 20 to 50 of the top Cannabis Companies based on Cambria’s determination as to their exposure to the cannabis industry, the quantity of holdings in the Fund will be based on a number of factors, including the asset size of the Fund and the number of companies that satisfy the Fund’s quantitative measurements at any one time. Filters will be implemented to screen for companies that pass various market capitalization, and liquidity requirements. The Fund expects to concentrate (hold more than 25% of) its assets in Cannabis Companies domiciled or principally traded in Canada and invest a significant portion of its assets in Cannabis Companies domiciled or principally traded in Australia, Europe or Asia.

Legal Opinion prepared for the Cambria Cannabis ETF
August 14, 2023

●	To be identified as a Cannabis Company, the Advisor must determine that a company derives a significant portion (i.e., at least 50%) of its revenue or profits from the legal sale, cultivation, production, or provision of cannabis-related products, services, or research. The Fund will only invest in publicly traded Cannabis Companies that operate in a jurisdiction where the Cannabis Companies’ cannabis-related business activities are legal under the national and local laws of the relevant jurisdiction, including U.S. federal and state laws.

●	The Fund will only invest in Cannabis Companies listed and traded on a national securities exchange that requires compliance with all laws, rules and regulations applicable to their business, including U.S. federal law. Currently, the contemplated investments will be purchased on regulated, major stock exchanges, such as the New York Stock Exchange, NYSE American, Nasdaq Stock Market, TSX Exchange, and TSX Venture Exchange).

●	The Cannabis Companies that the Fund seeks to invest in include those that are exchange traded and legally participate in activities supporting the cannabis industry, including, for example, agriculture, biotechnology, pharmaceuticals, real estate, retail, and finance. These Cannabis Companies may relate to the “cannabis” or “marijuana” (terms that are used interchangeably) side of the industry, or the “hemp” side of the industry.[1]

●	The Fund does not currently (directly or indirectly) invest in Cannabis Companies located in the U.S. if their cannabis-related business activities are illegal under U.S. federal law, even if such activities are legal under state law. If U.S. federal law changes in the future and these cannabis-related business activities become legal at the federal level, the Fund will begin investing in these U.S.-listed Cannabis Companies in accordance with the Fund’s investment objective and principal investment strategy.

[1]	Botanically, hemp and marijuana/cannabis come from the same species of plant, Cannabis sativa, but from different varieties or “cultivars” bred for different uses. In fact, hemp and marijuana/cannabis are genetically distinct forms of the plant that differ by their use, chemical makeup, and differing cultivation practices. While “marijuana/cannabis” generally refers to the psychotropic drug that is high in delta-9-tetrahydrocannabinol (“THC”) content, growers cultivate low-THC hemp for use in the production of products, including foods and beverages, personal care products, nutritional supplements, fabrics, textiles, paper, construction materials, and other manufactured goods. Since the Agriculture Improvement Act of 2018 (the “Farm Bill of 2018”) became law in December 2018, hemp is not specifically illegal under the CSA, though it remains subject to considerable federal/state regulation and may be illegal in some states.

Legal Opinion prepared for the Cambria Cannabis ETF
August 14, 2023

The Advisor has further represented to us that the following principles, that are reflected in, among other places, the Registration Statement, will be adhered to in selecting investments for the Fund:

●	The Fund will not invest in any Cannabis Company that grows, produces, distributes, or sells cannabis or products derived from cannabis in a country, state, province, locality or other political subdivision where this activity is illegal under applicable law.

●	Cannabis Companies do not include companies that grow, produce, distribute, or sell cannabis or products derived from cannabis inside the U.S. This is the case regardless of whether such a company is listed on a U.S. exchange or an exchange in a country where cannabis is legal.

●	Cannabis Companies do not include companies that grow, produce, distribute, or sell cannabis or products derived from cannabis both in a country where its activities are entirely legal and in the U.S. where its activities are legal under state and local law but not under U.S. federal law.

●	Cannabis Companies do not include those companies whose securities solely trade on the Canadian Securities Exchange (“CSE”).

●	Cannabis Companies only supply products and/or perform activities that are legal under applicable national and local laws, including U.S. federal, state, and local laws. Cannabis Companies may, however, supply such products and perform such activities in the U.S. to companies that grow, produce, distribute, or sell cannabis or products derived from cannabis in a manner that is legal under state and local law but not under U.S. federal law.

●	Cannabis Companies with a presence in the U.S. may engage in pharmaceutical activities and/or grow, produce, distribute, or sell hemp or products derived from hemp but only if such activities are properly licensed and legal under applicable U.S. federal, state, and local laws and otherwise in conformity with the Farm Bill of 2018.

●	If, after acquiring a Cannabis Company’s securities, the Advisor identifies or becomes aware that the company no longer meets the Fund’s definition of Cannabis Companies, the Fund will promptly sell that position.

Detailed information on exchange traded securities utilized by the Fund

The Fund will invest in companies that list their securities on exchanges that require compliance with all laws, rules and regulations applicable to their business, including U.S. federal laws. The current exchanges identified by the Fund that meet these requirements are the New York Stock Exchange (“NYSE”), NYSE American (“NYSE American”), Nasdaq Stock Market (“Nasdaq”), TSX Exchange (“TSX”), and TSX Venture Exchange (“TSX Venture”). The CSE does not meet these requirements as it lists securities for companies that grow, produce, distribute, or sell cannabis or products derived from cannabis in a manner that is legal under U.S. state law but not under U.S. federal law.

Legal Opinion prepared for the Cambria Cannabis ETF
August 14, 2023

The NYSE, NYSE American, and NASDAQ are national securities exchanges that are registered with the SEC under Section 6 of the Securities Exchange Act of 1934. Before a company’s securities can trade on a U.S. exchange, the company must register that class of securities with the SEC under Section 12(b) of the Exchange Act.

The TSX and TSX Venture require compliance with all U.S. federal laws. In addition, these exchanges have provided specific guidance related to the cannabis industry enforcing compliance with U.S. federal laws.

Further information on each of these exchanges are as follows:

NYSE AND NYSE AMERICAN

The NYSE is a worldwide market that lists about 80% of U.S. securities. The NYSE acquired the American Stock Exchange in 2008 now known as NYSE-MKT. The NYSE Market is open to listing companies involved in the cannabis industry who are involved in biotech (e.g., 22nd Century Group: XXII; AbbVie – ABBV); investment in the industry outside of United States (e.g., Canopy Growth Corp.: CGC; Compass Diversified Holdings: CODI; ETFMG Alternative Harvest: MJ); the agricultural sector (e.g., Level Brands, Inc.: NYSE:LEVB; Scott’s Miracle Grow Co.: SMG); and the real estate sector (e.g., Industrial Properties, Inc.: IIPR). United States based companies that “touch the plant” (i.e., those that grow or distribute cannabis) are not eligible to list at this time. Canadian and other non-U.S. companies whose cannabis related activities are legal in their home jurisdiction are eligible to list if they meet the exchange’s listing requirements, such as number of shareholders, earnings and stock price. The NYSE governs listing requirements and continued listing requirements. Listing issuers must comply with its agreements with the NYSE and SEC requirements in all material respect.

Further, NYSE Regulation (“NYSER”) is responsible for monitoring activities on the NYSE’s equities, options, and bonds markets – i.e., the New York Stock Exchange LLC (equities and bonds), NYSE Arca, Inc. (equities and options), NYSE American LLC (equities and options) and NYSE National, Inc. (equities) (collectively, the “NYSE Exchanges”) – and for addressing non-compliance with the NYSE Exchanges’ rules and federal securities laws. NYSER enforces both the NYSE Exchanges’ and their members' compliance with NYSE Exchange rules and applicable federal securities requirements. It also monitors and enforces listed companies’ compliance with applicable listing standards of the NYSE Exchanges. By performing these duties, NYSER supports the NYSE Exchanges’ efforts to promote just and equitable principles of trade, encourage free and open markets, and protect investors and the public interest. Many of these regulatory functions are performed directly by NYSER; others are performed by FINRA or other self-regulatory organizations pursuant to a regulatory services agreement, national market system plans, or other arrangements.

Legal Opinion prepared for the Cambria Cannabis ETF
August 14, 2023

NASDAQ

The Nasdaq Stock Market requires the companies listing on its exchange to comply with U.S. federal laws. The following paragraph below is from its website under FAQ:

In determining whether to initially list a company or continue a company's listing when it changes its business activities, Nasdaq does not make subjective or value judgements about the business the company operates. However, Nasdaq cannot initially list or continue the listing of a company whose current or planned activities are in violation of U.S. federal law or the law in a jurisdiction where the company operates. In assessing the legality of a company's activity, Nasdaq largely relies on the risk factors and other disclosures made in the company's filings with the Securities and Exchange Commission, although Nasdaq may also request additional information from the company where necessary.2

TSX

The TSX is the 8th largest exchange in the world by market capitalization. On October 16, 2017, the TSX issued Staff Notice 2017-0009 (the “Staff Notice”)3 regarding listed companies engaged in the marijuana business, whether directly or indirectly, in the United States. The Staff Notice states the general requirements that the business of applicants or listed issuers “will be conducted (i) with integrity and in the best interests of the issuer’s security holders and the investing public, and (ii) in compliance with the rules and regulations of TSX and all regulatory bodies having jurisdiction.” Due to the significant number of inquiries received regarding entities engaging in activities related to the cultivation, distribution or possession of marijuana in the U.S. (“Subject Entities”), TSX issued the Staff Notice to provide clarity regarding the application of the requirements to applicants and listed issuers in the marijuana sector. The Staff Notice notes that although a number of U.S. states have legalized the cultivation, distribution or possession of marijuana subject to various conditions, marijuana remains a Schedule I drug under the CSA. More specifically, it is illegal under U.S. federal law to cultivate, distribute or possess marijuana, and that financial transactions involving proceeds generated by, or intended to promote, marijuana-related business activities in the U.S. may form the basis for prosecution under applicable U.S. federal money-laundering legislation.

According to the Staff Notice, companies listed on the TSX with ongoing business activities that violate U.S. federal law regarding marijuana do not comply with the requirements of the TSX. These business activities may include, among other things, (i) direct or indirect ownership of, or investment in Subject Entities, (ii) commercial interest or arrangements with Subject Entities that are similar in substance to ownership of, or investment in Subject Entities, (iii) providing services or products that are specifically designed for, or targeted at, Subject Entities, or (iv) commercial interests or arrangements with entities engaging in the business activities described in (iii).

[2]	Available at https://listingcenter.nasdaq.com/Material_Search.aspx?cid=34&mcd=LQ (Identification No. 1474).

[3]	See Staff Notice 2017-0009 dated On October 16, 2017 available at http://tmx.complinet.com/en/display/display_viewall.html?rbid=2072&element_id=467&print=1.

Legal Opinion prepared for the Cambria Cannabis ETF
August 14, 2023

The Staff Notice states as part of TSX’s standard continued listing review of listed issuers, TSX selects issuers for in depth reviews based on their continuous disclosure records. As required by the TSX manual, each listed issuer is required to disclose material information regarding its business and affairs. As part of its continued listing review of listed issuers in the marijuana sector, TSX contacted listed issuers at the end of 2017 for a more comprehensive review of their marijuana-related activities (if any) in the U.S. If a listed company engages in activities that are contrary to TSX requirements, the TSX has the discretion to initiate delisting review of that company. In short, if a TSX-listed company grows or distributes marijuana in the U.S., invests in another business that grows or distributes marijuana in the U.S., or provides services or products for businesses that grow or distribute marijuana in the U.S., the company faces the prospect of being delisted from the TSX.

TSX Venture

This exchange mostly contains small-cap Canadian stocks. TSX Venture provided a Notice to Issuers bulletin dated October 16, 2017 (the “Bulletin”)4 that specifically addressed business activities related to marijuana in the United States. The Bulletin clarified its requirements to list and to continue listing on its exchange. The Bulletin states the general requirements “that (i) the business of applicants or listed issuers will be conducted with integrity and in the best interests of the issuer’s security holders, and (ii) applicants or listed issuers will comply with all laws, rules and regulations applicable to their business or undertaking.” These requirements apply to all applicants and listed issuers. Due to the “significant number of inquiries received regarding entities engaging in activities related to the cultivation, distribution or possession of marijuana in the United States” (“Subject Entities”), TSX Venture issued the Bulletin to provide clarity regarding the application of the requirements to applicants and listed issuers in the marijuana sector. The Bulletin notes that although a number of U.S. states have legalized the cultivation, distribution, or possession of marijuana to various degrees and subject to various conditions, marijuana remains a Schedule I drug under the CSA and cannabis financial transactions under the MCA.

According to the Bulletin, companies listed on TSX Venture with ongoing business activities that violate United States federal law regarding marijuana do not comply with the requirements of TSX Venture. These business activities may include, among other things:

(i) direct or indirect ownership of, or investment in, Subject Entities; (ii) commercial interests or arrangements with Subject Entities that are similar in substance to ownership of, or investment in, Subject Entities; (iii) providing services or products that are specifically designed for, or targeted at, Subject Entities; or (iv) commercial interests or arrangements with entities engaging in the business activities described in (iii).

The Bulletin states that, as part of TSX Venture’s standard continued listing review of listed issuers, TSX Venture selects issuers for in depth reviews based on their continuous disclosure records. As required by the TSX Venture manual, each listed issuer is required to disclose material information regarding its business and affairs. As part of its continued listing review of listed issuers in the marijuana sector, TSX Venture contacted listed issuers at the end of 2017 for a more comprehensive review of their marijuana-related activities (if any) in the United States. If a listed company engages in activities that are contrary to TSX Venture’s requirements, TSX Venture has the discretion to initiate a delisting review of that company.

[4]	See Notice to Issuers bulletin dated October 16, 2017 available at https://www.tsx.com/listings/tsx-and-tsxv-issuer-resources/tsx-venture-exchange-issuer-resources/tsx-venture-exchange-corporate-finance-manual/tsxv-corporate-finance-bulletins.

Legal Opinion prepared for the Cambria Cannabis ETF
August 14, 2023

LEGAL ANALYSIS

Beyond the limits of investing in companies listed on exchanges described above, we analyzed the potential criminal exposure to the Fund and its shareholders solely under the CSA and MCA in connection with the Fund’s proposed investment in the Cannabis Companies.5 The legal landscape in the cannabis industry is rapidly changing, and enforcement priorities for prosecutors, investigators, and regulators are difficult (if not impossible) to predict, may be influenced by political considerations (and thus a moving target), and may lack consistent application, all of which are beyond the scope of this opinion.

That said, based on our review of the case law and other authorities, we note the following:

●	Federal prosecutors have considerable discretion to pursue potential cannabis-related offenses under U.S. criminal laws. To date, the matters filed by prosecutors have been focused on growers, producers, and distributors within the U.S. that have violated federal law and/or the state and local laws where they are located.[6]

●	We have reviewed examples of U.S. exchange listed companies that have invested or are investing in Canadian cannabis companies and, to date, we have not found public records showing corresponding action by the U.S. Department of Justice (the “DOJ”).[7] Indeed, in August 2018, Constellation Brands, Inc., a New York-based Fortune 500 company that is publicly traded on the New York Stock Exchange, invested CAD$5 billion (US$4 billion) into Canopy Growth Corporation, a Canadian producer and exporter of cannabis. Canopy is listed on the TSX and, as of May 2018, it became listed on the NYSE.

[5]	For purposes of this opinion, we do not assess potential regulatory issues with the SEC, the Financial Industry Regulatory Authority (“FINRA”), the Financial Crimes Enforcement Network (“FinCen”), or foreign authorities.

[6]	See, e.g., Superseding Indictment, U.S. v. Hoang, Case No. 3:17-cr-70, 2017 WL 9855203 (S.D. Iowa); Press Release, U.S. Dep’t of Justice, Washington, D.C. Post Office Manager and Two Letter Carriers Found Guilty of Bribery and Conspiracy to Distribute Marijuana (Jul. 24, 2017), available at https://www.justice.gov/opa/pr/washington-dc-post-office-manager-and-two-letter-carriers-found-guilty-bribery-and-conspiracy.

[7]	This does not mean that no action may be brought in the future or that no confidential investigation is proceeding in the status quo, but rather it simply means that we have not found evidence of the same through publicly available resources that we reviewed as noted above.

Legal Opinion prepared for the Cambria Cannabis ETF
August 14, 2023

●	We have reviewed two open-end investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”) with principal investment strategies of investing in cannabis companies. First, the ETFMG Alternative Harvest ETF, which is publicly traded on NYSE Arca, Inc., has as its principal investment strategy to invest in “exchange-listed common stock (or corresponding American Depositary Receipts (“ADRs”) or Global Depositary Receipts (“GDRs”)) of companies across the globe, including U.S. companies, that (i) are engaged in the legal cultivation of cannabis, including hemp, or the legal production, marketing or distribution of cannabis, including hemp, products for medical or non-medical purposes (“Cannabis Companies”); (ii) engage in the lawful creation, marketing or distribution of prescription drugs that utilize cannabinoids as an active ingredient (“Pharmaceutical Companies”); (iii) trade tobacco or produce tobacco products, such as cigarettes, cigars or electronic cigarettes; (iv) produce cigarette and cigar components, such as cigarette paper and filters; or (v) engage in the creation, production and distribution of fertilizers, plant foods, pesticides or growing equipment to be used in the cultivation of cannabis or tobacco.”[8] Second, is the American Growth Cannabis Fund, which has as its principal investment strategy to invest in a “portfolio which is made up primarily of common stocks involved, in at least some way, in the legal cannabis business.”[9]

●	In addition, we have reviewed examples of other investment companies registered under the 1940 Act with investments in cannabis companies. The Vanguard Developed Markets Index Fund held, at the very least, each of the following cannabis companies as of April 3, 2019: Aphria, Inc., Aurora Cannabis Inc., and Canopy Growth Corp.[10]

●	Notwithstanding the above, there could be a risk of criminal exposure for aiding and abetting liability under the CSA. The CSA generally proscribes the manufacture and/or production of controlled substances, such as cannabis. Liability here would be determined based on whether (i) the CSA applies to conduct occurring entirely in another country such as Canada, and (ii) whether investment in the Cannabis Companies would constitute an underlying violation of law, particularly where the proposed investment criteria proscribes investment in companies that manufacture and/or produce cannabis and the proposed investments contemplate the purchase of securities on secondary markets in, for example, Canada. We have not found case law or other guidance suggesting that an extension of enforcement of the CSA in the manner outlined above as to any of the Cannabis Companies.

[8]	ETFMG Alternative Harvest ETF’s Summary Prospectus dated January 31, 2023 available on the SEC’s EDGAR database at https://www.sec.gov/Archives/edgar/data/1467831/000161577419001446/s115729_497k.htm.

[9]	American Growth Cannabis Fund’s Summary Prospectus dated November 30, 2021 available on the SEC’s EDGAR database at https://www.sec.gov/Archives/edgar/data/5138/000000513821000019/summaryagcf.htm.

[10]	A list of the Vanguard Developed Markets Index Fund’s portfolio holdings as of January 31, 2022, is available at https://investor.vanguard.com/mutual-funds/profile/VTMGX.

Legal Opinion prepared for the Cambria Cannabis ETF
August 14, 2023

Our opinion focuses on the CSA and MCA, and based on the status of state laws regarding marijuana, it is our view that the CSA and MCA are more stringent. Therefore, it is our opinion that, if the Fund complies with the CSA and MCA, the Fund will meet state law standards because the Fund will not be investing in companies engaged in the cultivation, distribution or possession of marijuana in the U.S.

I.       FEDERAL LAW

A.       Executing Federal Laws

Congress gives federal agencies significant authority in executing federal laws, including the Drug Enforcement Agency (“DEA”), the law enforcement arm of the federal government primarily responsible for enforcing the CSA.11 Further, federal prosecutors have wide latitude in determining when, who, how and even whether to prosecute for alleged violations of federal criminal law.12 In the federal criminal legal system, “the decision whether or not to prosecute, and what charge to file or bring before a grand jury, generally rests entirely in [the prosecutor’s] discretion.”13 “This broad discretion ... is particularly ill-suited to judicial review.”14 That discretion extends to, for example, the decision to prosecute a matter, the selection of charges, whether to enter into a plea agreement, and participation in sentencing.15

With respect to business organizations, such as the Fund, the United States Justice Manual provides the following guidelines to prosecutors to promote the reasoned exercise of discretion:16

●	The nature and seriousness of the offense, including the risk of harm to the public, and applicable policies and priorities, if any, governing the prosecution of business organizations for particular categories of crime;

●	The pervasiveness of wrongdoing within the business organization, including the complicity in, or the condoning of, the wrongdoing by management;

●	The business organization’s history of similar misconduct, including prior criminal, civil, and regulatory enforcement actions against it;

[11]	See 21 U.S.C §§ 822(a) and 812(c).

[12]	Oyler v. Boles, 368 U.S. 448 (1962).

[13]	Bordenkircher v. Hayes, 434 U.S. 357, 364 (1978).

[14]	Wayte v. United States, 470 U.S. 598, 607 (1985).

[15]	See United States Justice Manual at § 9-27.110, available at https://www.justice.gov/jm/justice-manual.

[16]	United States Justice Manual at §§ 9-28.300, 9-28.400, 9-28.500, 9-28.600, 9-28.700, 9-28.800, 9-28.900, 9-28.1000, 9-28.1100, 9-28.1200, and 9-28.1300, available at https://www.justice.gov/jm/justice-manual.

Legal Opinion prepared for the Cambria Cannabis ETF
August 14, 2023

●	The business organization’s identification of individuals responsible for the misconduct and production of misconduct information;

●	The existence, effectiveness, and enforcement of the business organization's pre-existing compliance program;

●	The business organization’s timely and voluntary disclosure of wrongdoing;

●	The business organization’s remedial actions, including any efforts to implement an effective corporate compliance program or to improve an existing one, to replace responsible management, to discipline or terminate wrongdoers, to pay restitution, and to discipline wrongdoers;

●	Collateral consequences, including whether there is disproportionate harm to shareholders, pension holders, employees, and others not proven personally culpable, as well as impact on the public arising from the prosecution;

●	The adequacy of remedies such as civil or regulatory enforcement actions; and

●	The adequacy of the prosecution of individuals responsible for the business organization's malfeasance.

B.       DOJ Position on Enforcement of Federal Marijuana Laws

During the Obama administration, Deputy Attorney General David Ogden and Deputy Attorney General James Cole released several memoranda that addressed federal enforcement priorities regarding the CSA. These memoranda were intended to adapt the federal government’s position on marijuana as states legalized the drug for medical purposes.

Most notably, in 2013, Deputy Attorney General Cole released a memorandum17 (the “Cole Memo”) that reiterated the DOJ’s commitment to enforcing the CSA, but that directed law enforcement and prosecutors only to focus on conduct that implicated the following:

●	Preventing the distribution of marijuana to minors;

●	Preventing revenue from the sale of marijuana from going to criminal enterprises, gangs, and cartels;

●	Preventing the diversion of marijuana from states where it is legal under state law in some form to other states;

[17]	Memorandum from James Cole, U.S. Deputy Attorney General, on Guidance Regarding Marijuana Enforcement (Aug. 29, 2013) available at https://www.justice.gov/iso/opa/resources/3052013829132756857467.pdf.

Legal Opinion prepared for the Cambria Cannabis ETF
August 14, 2023

●	Preventing state-authorized marijuana activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;

●	Preventing violence and the use of firearms in the cultivation and distribution of marijuana;

●	Preventing drugged driving and the exacerbation of other adverse public health consequences associated with marijuana use;

●	Preventing the growing of marijuana on public lands and the attendant public safety and environmental dangers posed by marijuana production on public lands; and

●	Preventing marijuana possession or use on federal property.

The Cole Memo further conditioned this guidance on the existence of a state regulatory scheme that provides “robust controls and procedures [which are] effective in practice,” in which case “enforcement of state laws by state and local law enforcement and regulatory bodies should remain the primary means of addressing marijuana-related activity.” Taken together, the Cole Memo and other related memoranda provided that the federal government would give some leeway to states’ control over medical marijuana use and production for medical purposes. Importantly, though, the Cole Memo did not have the force of law and could not be used as a defense in a federal criminal proceeding, but rather it only reflected a policy subject to change at any time.

In January 2018, Attorney General Jeff Sessions issued a new memorandum (the “Sessions Memo”) repealing the policy statements in the Cole Memo: “Given the Department’s well-established general principles, previous nationwide guidance specific to marijuana enforcement is unnecessary and is rescinded, effective immediately.”18 The Sessions Memo reinforces the inherent prosecutorial discretion to pursuing penalties for marijuana cultivation, distribution, and possession under the CSA and MCA for financial transactions.19

The Sessions Memo provides that the federal government may pursue action against violations of federal law related to marijuana. To the extent that they have done so, it appears that federal prosecutors have primarily focused on growers and producers within the states, rather than investors.20

[18]	Memorandum from Jeffrey Sessions, U.S. Attorney General, on Marijuana Enforcement, (Jan. 4, 2018) available at https://www.justice.gov/opa/press-release/file/1022196/download.

[19]	On November 7, 2018, Jeff Sessions resigned from his post as Attorney General. While the Sessions Memo still remains in effect, its status may change, along with enforcement priorities, under Attorney General William Barr. During his confirmation process, Attorney General Barr stated in a written response to Congress as follows: “As discussed at my hearing, I do not intend to go after parties who have complied with state law in reliance on the Cole
Memorandum.” See https://www.vox.com/policy-and-politics/2019/1/28/18200982/marijuana-legalization-trump-jeff-sessions-william-barr. Separate and apart from these pronouncements, Congress has withheld funding to the DOJ (pursuant to the Rohrabacher-Blumenauer Amendment to federal spending bills) to prosecute state-compliant businesses in the medical marijuana space since 2014.

[20]	See, e.g., Superseding Indictment, U.S. v. Hoang, Case No. 3:17-cr-70, 2017 WL 9855203 (S.D. Iowa) (criminal charges filed against growers, not investors, related to marijuana production and/or distribution within the states).

Legal Opinion prepared for the Cambria Cannabis ETF
August 14, 2023

During his confirmation hearing on February 22, 2021, U.S. Attorney General, The Honorable Merrick Garland, testified that the limited resources of the Department of Justice will not be expended to pursue those in compliance with state-regulated cannabis programs, although he did not commit to reinstituting the Cole Memorandum and there is no guarantee regarding the ultimate position of the Biden Administration DOJ.21 On October 6, 2022, President Bident “grant[ed] a full, complete, and unconditional pardon to (1) all current United States citizens and lawful permanent residents who committed the offense of simple possession of marijuana in violation of the Controlled Substances Act, as currently codified at 21 U.S.C. 844 and as previously codified elsewhere in the United States Code, or in violation of D.C. Code 48–904.01(d)(1), on or before the date of this proclamation, regardless of whether they have been charged with or prosecuted for this offense on or before the date of this proclamation; and (2) all current United States citizens and lawful permanent residents who have been convicted of the offense of simple possession of marijuana in violation of the Controlled Substances Act, as currently codified at 21 U.S.C. 844 and as previously codified elsewhere in the United States Code, or in violation of D.C. Code 48–904.01(d)(1); which pardon shall restore to them full political, civil, and other rights.”  At the same time, President Bident encouraged the states to do the same within their borders for state marijuana convictions.  In addition, President Biden requested that the Secretary of Health and Human Services and the Attorney General “expeditiously” review how marijuana is scheduled under the CSA.  There can no guarantee that this review will result in marijuana being re-scheduled or de-scheduled, let alone when any such review may take place.  It is unclear what impact these developments will have on U.S. federal government enforcement policy.

Moreover, there are multiple U.S. exchange-listed companies that either are investing in Canadian cannabis companies, or are Canadian cannabis companies themselves, such as Tilray Inc., a cannabis research, cultivation, processing, and distribution firm traded on Nasdaq. Similarly, we have not identified any public reports concerning any DOJ action with respect to Constellation Brands, Inc., a New York-based Fortune 500 company that is publicly traded on the New York Stock Exchange. Constellation invested CAD$5 billion (US$4 billion) into Canopy Growth Corporation, a Canadian producer and exporter of cannabis.22 Canopy is listed on the TSX and, as of May 2018, it has been listed on the NYSE.

Further, the SEC appears to have scrutinized the registration statements and other disclosure documents made by Cannabis Companies. For instance, the SEC requested changes to Tilray’s public disclosure documents, including increased disclosures regarding the company’s capital structure and risks associated with operating in the cannabis industry, such as compliance with U.S. laws and potential market volatility.23

[21]	See https://www.marijuanamoment.net/marijuana-enforcement-is-a-perfect-example-of-racial-discrimination-biden-ag-pick-garland-says/.

[22]	Constellation Brands Investment in Canopy Growth: Expanding Our Strategic Partnership, (Aug. 2018), available at https://www.canopygrowth.com/wp-content/uploads/2018/08/2018.08.15-Investor-Deck.pdf.

[23]	See Letter from Sec. & Exch, Comm’n to Brendan Kennedy, President and CEO of Tilray, Inc. (Apr. 17, 2018), available at https://www.sec.gov/Archives/edgar/data/1731348/000000000018011638/filename1.pdf; see also Securities and Exchange Commission, Investor Alert: Marijuana Investments and Fraud (Sep. 9, 2018), available at https://www.investor.gov/additional-resources/news-alerts/alerts-bulletins/investor-alert-marijuana-investments-fraud (the SEC appears to be concerned with ensuring that investors are aware of market volatility and concerns about potentially fraudulent disclosures).

Legal Opinion prepared for the Cambria Cannabis ETF
August 14, 2023

Finally, we have found nothing in the publicly available resources noted above that suggests that any of the Cannabis Companies being considered for investment are engaged in any cannabis touching business in the U.S. Moreover, we have found no publicly reported civil, criminal or regulatory proceedings against any of the Cannabis Companies for a violation of the CSA and/or MCA. This opinion is only based upon and limited to that publicly available information available from the SEC, SEDAR, and Bloomberg Law Docket.

Based on the foregoing and the Fund’s representation that it will only invest in certain exchange traded securities compliant with U.S. federal law, we believe the Fund would not violate the CSA or be subject to DOJ marijuana enforcement.

II.       THE CSA

Under Section 841(a) of the CSA, it is unlawful for a person to knowingly or intentionally “manufacture, distribute, or dispense, or possess with intent to manufacture, distribute, or dispense, a controlled substance . . . .”24 The statute defines “manufacture” as the production, preparation, propagation, compounding, or processing of a drug or other substance, either directly or indirectly or by extraction, and includes any packaging or repackaging of such substance, except as complying with applicable state law.25 In addition, Section 846 of the CSA prohibits conspiring to commit substantive offenses under the Act, and provides that any individual who attempts or conspires to commit a violation of the CSA will be subject to the same penalties as the underlying offense.26

Based purely on the plain language of the Fund’s Registration Statement and the proposed investments, including our analysis of their businesses as derived from the publicly available resources noted above, none of these businesses appears to be involved in the growth, manufacture, processing or sale of cannabis in the U.S. According to the Registration Statement, the Fund is also not preparing or otherwise seeking to distribute the marijuana itself in the U.S. Instead, the Registration Statement reflects that the proposed investment activity would only include purchasing securities—on the secondary market on an exchange that requires compliance with national and local laws, including U.S. federal law—of companies that are legally operating and supporting the cannabis industry in Canada, not in the U.S.

[24]	21 U.S.C. § 841(a)(1).

[25]	21 U.S.C. § 802(15).

[26]	21 U.S.C. § 846.

Legal Opinion prepared for the Cambria Cannabis ETF
August 14, 2023

Based on the foregoing, it is our opinion that the Fund would not have direct liability under Section 841(a) or Section 846 of the CSA because it will not be investing in any business that is in the business of growing, manufacturing, processing or selling marijuana in the U.S.

III.       COMPLYING WITH FEDERAL MONEY LAUNDERING LAWS

In addition to complying with the CSA, the Fund must also comply with federal money laundering laws. Section 1956 of the MCA provides in pertinent part:

[W]hoever, knowing that the property involved in a financial transaction represents the proceeds of some form of unlawful activity, conducts or attempts to conduct such a financial transaction which in fact involves the proceeds of specified unlawful activity- with the intent to promote the carrying on of specified unlawful activity. . .27

The MCA further provides:

Whoever transports, transmits, or transfers, or attempts to transport, transmit, or transfer a monetary instrument or funds from a place in the United States to or through a place outside the United States or to a place in the United States from or through a place outside the United States--with the intent to promote the carrying on of specified unlawful activity. . .28

Many exchanges do not have listing requirements that include compliance with U.S. federal laws. The CSE began operations in 2003 to provide a modern and efficient alternative for companies looking to access the Canadian public capital markets. The CSE listing requirements are less strict and many U.S. marijuana companies that comply with their respective state laws have used this platform to gain public access. By way of example, MedMen Enterprises (“MedMen”) is publicly traded on the CSE and is a U.S.-based marijuana company that owns and operates licensed cannabis facilities (including cultivation, manufacturing and retail) in California, Illinois, Nevada, New York, Arizona, and Florida. According to the Fund’s Registration Statement and Statement of Additional Information, the Fund will not invest in companies listed on the CSE and will not invest in a company that engages in the cultivation, production or distribution of marijuana in the U.S. unless and until such time as the cultivation, production or distribution of such marijuana or products become legal under U.S. federal law.

Based on the foregoing, in our opinion the Fund’s investment activity will not constitute an offense under Section 1961(1) (i.e., obtaining proceeds from an unlawful activities) or constitute aiding and abetting an offense under the MCA because the Fund’s investments are in exchange-listed companies that require compliance with U.S. federal laws in addition to the laws of their respective jurisdictions.

[27]	18 U.S.C. § 1956(a)(1)-(A)(i).

[28]	18 U.S.C. § 1956 (a)(2)-(A).

Legal Opinion prepared for the Cambria Cannabis ETF
August 14, 2023

IV.       TOTAL RETURN SWAPS

We have also been asked to provide an opinion regarding legality of the Fund’s investment through or in one or more counterparties engaged in total return swap (or “TRS”) transactions referencing cannabis companies (as we defined herein, a “TRS Company”) operating in compliance with applicable state laws that permit those operations (the “TRS Counterparty”). In this context, we have considered this investment under principles of contract law as well as the CSA, the Securities Exchange and Dodd-Frank Acts.

The Fund will purchase shares (as well as purchasing put and call options) through the TRS Counterparty. The Fund’s investments do not result in ownership of stock in a TRS Company. Further, the Fund’s payments are not used for the purchase or cultivation of marijuana or related supplies and do not facilitate distribution or contribute to the growth of a TRS Company. Instead, the Fund will invest through the TRS Counterparty whose TRS payments are directed by TRS documentation to be made to a party to the TRS as part of what we view as a lawful bargain: the TRS Counterparty pays a total return swap counterparty a fee (similar to a premium in an insurance contract) for the TRS and incurs the risk that the share value of the TRS Company referenced in the TRS depreciates (because if such share value does depreciate, then the TRS Counterparty is obligated under the TRS terms to pay a value representing that depreciation), in exchange for a cash payment by the total return swap counterparty to the TRS Counterparty representing the appreciation of the referenced TRS Company’s stock. The payments by the TRS Counterparty in the case of the TRS do not result in the purchase of any TRS Company stock by the TRS Counterparty or that by the Fund’s investment through the TRS Counterparty.

The TRS and the Controlled Substances Act

We are aware of no guidance, regulation, or formal or informal prohibition or approval by the DOJ or any federal regulator (including derivatives regulators in the United States (e.g., the SEC and CFTC)) regarding a derivative based on a TRS Company. We are also aware of no reported decision by a court or other tribunal as to if a derivative referencing a TRS Company (regardless if it is operating with or outside of a state license, permission or mandate) is legal --or illegal.

The TRS is not a transaction or an activity expressly prohibited by the CSA (and we assume for purposes of this letter that the TRS Companies referenced by and through the TRS Counterparty is not undertaking criminal or other activities that would trigger federal action, such as funneling proceeds from the sale of marijuana to criminal enterprises, distributing contraband to gangs or cartels or other activities which are expressly prohibited by the CSA).

Legal Opinion prepared for the Cambria Cannabis ETF
August 14, 2023

In the absence of on-point regulatory or other guidance, we have considered other commercial and contractual arrangements entered into by cannabis companies, such as insurance policies. The insurance contract has for decades been compared to a derivative and vice-versa.29 We are aware of state insurance commissioners approving the issuance of insurance policies undertaking risks relating to lawful state cannabis businesses. For instance, the California Cannabis Control Board submitted proposed regulations to the California Office of Administrative Law in December 2018 establishing minimum general liability coverage for distributors.30

For the sake of completeness, we note that a federal court in Hawaii31 held that an insured individual growing cannabis for personal use in compliance with state law could not recover under her homeowner’s policy because the federal public policy against cannabis trumps the express terms of an insurance policy; however, a federal court in Colorado refused to follow that court in Hawaii, and refused to absolve a property insurance carrier of its coverage obligation when the property insurance policy was written for a state-legal cannabis business because the policy was written specifically to provide coverage for the insured's state-legal marijuana business.32

For purposes of evaluating the Fund’s investment through the TRS Counterparty in the context of the CSA, we considered the federal judiciary’s upholding of contracts,33 including those evidencing payment obligations albeit in the insurance context. The upholding of contracts in the insurance context is helpful guidance for evaluating the enforceability of a TRS. As with the purchase of securities, for the reasons and based on the law which we cite, the Fund’s proposed investment through the TRS Counterparty should not result in liability under the CSA and so for our conclusions concerning the TRS, we incorporate by reference the legal and factual analyses in the parts of this letter preceding this Part IV (regarding the Fund’s purchase of securities), as we reach the conclusion that under the CSA, the Fund’s investment through the TRS Counterparty should not result in any liability under the CSA.

[29]	See, e.g., Risk, Speculation, and OTC Derivatives at 2-3.

[30]	CAL. CODE REGS. tit. 16, §5308 (2019).

[31]	Tracy v. USAA Cas. Ins. Co., No. 11-00487 LEK-KSC, 2012 WL 928186, at *13 (D. Haw. Mar. 16, 2012).

[32]	Green Earth Wellness Ctr., LLC v. Atain Specialty Ins. Co., 163 F. Supp. 3d 821, 833-34 (D. Colo. 2016)(“Green Earth Wellness Center”).

[33]	We note that when we refer in this paragraph to “the federal judiciary,” we refer primarily to the federal district court in Green Earth Wellness Center, and federal courts’ decisions subsequent to Green Earth Wellness Center (see, e.g., Greenwood v. Green Leaf Lab LLC, 2017 U.S. Dist. LEXIS 125143 (2017); In re Way to Grow, Inc., 597 B.R. 111, 2018 Bankr. LEXIS 4142 (2018); see also In re Malul, 614 B.R. 699, 2020 Bankr. LEXIS , 68 Bankr. Ct. Dec. (LRP) 147)(2020)(“At oral argument, Malul attacked the relevance of Green Earth Wellness Center on two grounds. First, Malul argued Green Earth Wellness is inapplicable because it was evaluating the legality of state insurance laws, not necessarily federal drug laws. Second, Malul argued the insurance policy in Green Earth Wellness Center is a different situation to a declaratory judgment or breach of fiduciary duty claim, because there is an underlying equity interest at stake in the latter. The Court agrees [that] the facts of Green Earth Wellness Center are distinguishable in these respects, but it is not clear whether, or how, those factual differentiators mediate a different result. Rather, the operative decision point in Green Earth Wellness Center was Judge Krieger's careful distinction between ordering the insurer to pay for damages to specific items (i.e., marijuana plants) and merely ordering compliance with the contract, which could be accomplished without reference to the existence of any marijuana asset.”)). We also note that at least one federal court has declined to invalidate an insurance contract (where an insurer underwrites a cannabis company in compliance with state law) on the grounds that the contract contravenes public policy; the federal district court in Green Earth Wellness Center refused to invalidate the insurance contact at issue in that case on public policy grounds “in light of several additional years evidencing a continued erosion of any clear and consistent federal public policy in this area” and on that basis the federal district court “declines [insurer] Atain’s indirect invitation to declare the [insurance] Policy void on public policy grounds.” See Green Earth Wellness Center, 163 F.Supp.3d at 834-35. We finally note it appears that federal prosecutors have focused on growers and producers within the states, rather than investors, see also Superseding Indictment, U.S. v. Hoang, Case No. 3:17-cr-70, 2017 WL 9855203 (S.D. Iowa) (criminal charges filed against growers, not investors, related to marijuana production and/or distribution within the states).

Legal Opinion prepared for the Cambria Cannabis ETF
August 14, 2023

We assume for purposes of our analysis, conclusions and opinions that each party to the TRS Counterparty: (i) represents and warrants to the other, with respect to each TRS that each such party is not entering into the TRS to avoid, prevent or to circumvent or do anything that is contrary to any applicable federal law including statutory law, regulations or case law relating to the vesting of beneficial ownership and those applicable to shareholder disclosure; (ii) does not intend to engage, and in fact does not in any way engage in any fraudulent, deceptive or manipulative act or practice; (iii) fully and timely performs its respective obligations set forth in or contemplated by the TRS arrangements through the TRS Counterparty; and (iv) is in full compliance with the Exchange Act, as amended by Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Ac (“Dodd Frank”)34 and the Investment Company Act of 1940 (the “1940 Act”) with respect to the legal issues which are outside of the scope of this letter (e.g., reporting obligations, diversification and custody rules) and each fully executes and delivers the TRS-related arrangements with respect to a single TRS evidenced by a single confirmation referencing a single TRS Company. We also note that in the event that the TRS purchased by TRS Counterparty is at some later date declared illegal under the CSA, the Fund will immediately divest its investment through the TRS Counterparty.

Of additional note to our analysis of the enforceability of the underlying TRS arrangements through the TRS Counterparty (and the manner in which losses and gains are calculated on termination by the exchange traded fund or its counterparties) is the analysis of a government decree making a payment of a derivative illegal, such as was the case on August 17, 1998, when the Russian government (in dealing with a widespread economic and currency crisis of its own)35 imposed a moratorium on payments called for in many OTC currency derivatives referencing the Ruble.

[34]	We recognize that the Fund under the Exchange Act may be obligated to report the investment in the TRS underlying the TRS Counterparty in which it will invest to a security-based swap data repository and comply with portfolio reconciliation or other obligations which are not directly related to the focus of this opinion, and so for purposes of this letter we assume that the Fund is in compliance with those requirements. We also recognize that the Fund may be obligated to comply with other law which (again) is not central to, referenced in and is therefore outside of the scope of this letter, including the Internal Revenue Code, Regulation T of the Federal Reserve Board, and the rules and regulations of other regulators (including, but not limited to the U.S. Commodity Futures Trading Commission, or the CFTC (insofar as some total return swaps and other swaps referencing broad-based security indices, for example, all of which is outside of the scope of this letter)), and there are also 1940 Act custody, diversification, leverage and other requirements with respect to which the Fund must comply. The Fund and its performance are governed primarily by the 1940 Act, with respect to which the SEC promulgates regulations effectuating the 1940 Act. Additionally, in October 2020, the SEC adopted Rule 18f-4. Rule 18f-4 pertains to the use of derivatives (such as a total return swap). As with other 1940 Act rules, Rule 18f-4 obligates the Fund and other 1940 Act funds and investment vehicles to myriad of additional regulatory requirements which again are outside of the scope of this letter, but include, among other things, limits on the value-at-risk; requiring the establishment of a derivatives risk management program and manager; board oversight and reporting such as to the SEC and the Fund’s Board.

[35]	On August 17, 1998, in the face of a rapidly deteriorating economic situation, the Russian government defaulted on its Ruble-denominated securities, the Russian Central Bank stopped its support of the Ruble and a temporary moratorium was imposed on certain hard currency payments. Russia imposed a 90-day moratorium on various hard currency transactions connected with the movement of capital. These actions resulted in an immediate and severe devaluation of the ruble and a sharp increase in the rate of inflation; a dramatic decline in the prices of Russian debt and equity securities; and an inability of Russian issuers to raise funds in the international capital markets and the OTC derivatives market was likewise affected. See Statement of the Government of the Russian Federation and the Central Bank of the Russian Federation (August 17, 1998), https://web.archive.org/web/20150131090423/http://www.cbr.ru/eng/press/JOINT.htm, accessed on June 30, 2020. Importantly, this analogue shows that there was only financial responsibility for the loss and not regulatory or criminal liability.

Legal Opinion prepared for the Cambria Cannabis ETF
August 14, 2023

We consider the August 17, 1998 Russian decree to be, in fact, something of an analogous precedent for helping us evaluate potential monetary liability of the Fund (even though clearly not binding on any U.S. authority) and its shareholders in the event that at some point in the future the total return swap through the TRS Counterparty is declared invalid under the CSA; in that circumstance, the Fund and its shareholders should incur no regulatory exposure or regulatory liability solely because a court of competent jurisdiction in the future holds that the TRS violates the CSA or the Exchange Act (this may result in the Fund sustaining a monetary loss or gain on the TRS, but we believe there would in that instance not be resulting regulatory exposure for the termination in the absence of a federal prohibition on the TRS at the point of execution of that OTC derivative).

Applicable Law and the SEC

Total return swaps in the U.S. have been regulated by a comprehensive federal statute and implementing rules for over a decade. Section 721(a) of the Dodd-Frank Act (Dodd-Frank was signed into law on July 21, 2010 amending the Exchange Act with respect to security-based swaps such as the TRS), added Section 1a(47) to the Commodity Exchange Act (7 U.S.C. § 1a(47)) to bring total return swaps under the regulatory jurisdiction of the CFTC if those swaps reference a broadly-based index or a basket of companies (as opposed to, in this case, a single TRS Company consisting of a cannabis company in compliance with state law). Whereas the underlying arrangements between the TRS Counterparty and the total return swap are governed by state law (i.e., the laws of the State of New York), the TRS itself is an over-the-counter (“OTC”) derivative now subject to the Exchange Act, as amended by Dodd-Frank and Title VII within it; the TRS is a security-based swap.36

[36]	“Title VII [of Dodd Frank] defines ‘security-based swap’ as a swap that is based on a narrow-based security index, a single security or a loan [or] the occurrence, nonoccurrence or the extent of the occurrence of an event relating to a single issuer of a security or the issuers of securities in a narrow-based security index. An option on a security is not a security-based swap unless the security is restricted under the Exchange Act.” Gordon F. Peery, The Post-Reform Guide to Derivatives and Futures (John Wiley & Sons)(2012) at 141.

Legal Opinion prepared for the Cambria Cannabis ETF
August 14, 2023

After the passage of Dodd-Frank on July 21, 2010, and implementing regulations under that act, a TRS based on a broad-based index of TRS Companies and a TRS referencing two or more TRS Companies likewise would be an OTC derivative (a “swap”) regulated by and subject to CFTC regulation. The SEC regulates most equity options as well as, for purposes of this letter, the TRS and swaps based on “single names,” or one TRS Company (and narrow-based securities indices). Dodd-Frank also added Section 3(a)(68) to the Exchange Act; accordingly, for a TRS based on the equity of a single TRS Company, the U.S. regulator is the SEC. For the reasons stated above and just as we believe that the DOJ and federal prosecutors should not pursue any action with respect to the Fund’s investment through the TRS Counterparty, we see no SEC guidance today that points to a conclusion that a TRS would be rendered invalid by the SEC under the CSA or the Exchange Act.

Extent of Ownership of a Cannabis Company

We summarized at the outset of this Part IV the cash-settlement, non-ownership aspects of the TRS Counterparty. The Fund through its investment through the TRS Counterparty obtains nothing, and is obligated to do nothing. Likewise, the TRS Counterparty obtains nothing and is obligated to do nothing, other than to make and to receive cash payments. In the absence of the right to vote, the absence of intent to prevent vesting or absence of intent to evade ownership obligations or ability or desire to dispose shares of the underlying cannabis security, we do not believe that the TRS at issue here confers ownership interests in the underlying cannabis companies. Additionally, we do not believe that the Fund would have a reporting obligation from its investment through the TRS Counterparty.

Nonetheless, it is important to point out the case of CSX Corp. v. The Children’s Investment Fund Management, 562 F.Supp.2d 511 (S.D.N.Y 2008), aff’d, 292 F. App’x 133 (2d Cir. 2008). In that case, the United States District Court for the Southern District of New York appeared to suggest that the party executing the TRS was, in fact, the beneficial owner. Nonetheless, the United States Court of Appeals for the Second Circuit did not address the question specifically. Instead, the Court of Appeals determined “[t]his case comes to us raising issues concerning a contractual arrangement known as a ‘cash-settled total return equity swap agreement’ although our disposition at this stage of the appeal touches only tangentially on such issues,” ultimately, deciding the appeal only on the alleged “group” violation of Exchange Act Section 13(d)(3). CSX Corp., 654 F.3d 276 (2d Cir. 2011).37 The legal authority we have reviewed is critical to our analysis, and, although we do not believe the Fund is attempting to avoid obligations of ownership, clearly, there is some conflict in the legal and scholarly authorities that have addressed this issue. We make this assessment because it is possible that the weight of legal and regulatory authority may shift to include the right to receive a cash payment, making it indistinguishable from the CSX total return swaps resulting in an effort to elect candidates to the board of directors of CSX.

[37]	See also Edward F. Greene et al., U.S. Regulation of the International Securities and Derivatives Markets § 14.02[2][a] (9th Ed 2008); Arnold S. Jacobs, The Williams Act - Tender Offers and Stock Accumulations § 2.12 (2009); and James P. Smith & Corinne Levy, ‘CSX’: Second Circuit Upholds Denial of Injunctive Relief, N.Y.L.J., Sept. 26, 2008, at 4.

Legal Opinion prepared for the Cambria Cannabis ETF
August 14, 2023

As the case law and regulatory guidance is not settled insofar as total return swaps generally, we reference the following authorities that lead us to the conclusions and opinions found at the conclusion of this Part IV:

●	Although a long position under an equity swap would generally not be treated as beneficial ownership of the underlying security under Exchange Act Rule 13d-3, as the “long” party would not typically have the right to vote or dispose of the underlying shares, Schedule 13D (but not Schedule 13G) requires the disclosure by a reporting person of contracts involving the relevant shares.[38]

●	A person who is a party to a cash-settled swap does not beneficially own the securities subject to the swap if he does not have the right to vote or to sell those securities either pursuant to the swap’s contractual terms or pursuant to another understanding or arrangement with the counterparty to the swap. Thus, a party to a cash-settled swap not possessing such voting or dispositive power has no Exchange Act Section 13(d) reporting duty, no matter how large a percent of the stock is the subject of the cash-settled swap.[39]

●	The SEC’s Division of Corporation Finance believes that interpreting an investor’s beneficial ownership under Exchange Act Rule 13d-3 to include shares used in a counter-party’s hedge, absent unusual circumstances, would be novel and would create significant uncertainties for investors who have used equity swaps in accordance with accepted market practices understood to be based on reasonably well-settled law.[40]

The TRS to be executed by the TRS Counterparty is, as noted above, security-based swaps regulated by the SEC and as the TRS are cash-settled with no TRS term calling for TRS Company ownership by the Fund, the Fund should not have ownership or reporting obligations under the Exchange Act. As we have also noted, the underlying securities that the TRS will be based upon are companies with business activities conducted within the bounds of applicable local and state law, but not necessarily the CSA.

[38]	Greene et. al., supra, § 1.02[2][a] n.26.

[39]	Jacobs, supra, § 12.12.

40	Letter from Brian V. Breheny, Deputy Director, Division of Corporation Finance, SEC, to Judge Lewis A. Kaplan, United States District Judge, Southern District of New York (June 4, 2008), available at http://www.givsondunn.com/publications/Documents/CSX-BrianBrehenyLtrtoJudgeKaplan.pdf).

Legal Opinion prepared for the Cambria Cannabis ETF
August 14, 2023

TRS Opinions

Based on the relevant facts pertaining to the TRS as described herein, and subject to the TRS-specific qualifications, exceptions and limitations discussed below and the scope of this letter, we conclude, having due regard for legal considerations set forth herein, that, for purposes of the Exchange Act (as amended by Dodd-Frank) and the CSA and relating only to the TRS and assuming full compliance with state law by the TRS Companies referenced through the TRS Counterparty:

●	The TRS should not be rendered unenforceable due to a violation of the CSA;

●	The Fund should not have ownership, pursuant to Exchange Act Rule 13d-3 promulgated under the Exchange Act, regarding the TRS Companies referenced througgh the TRS Counterparty; and

●	The Fund and its respective shareholders should incur no regulatory exposure or regulatory liability solely because a court of competent jurisdiction in the future holds that the TRS in the TRS Counterparty violates the CSA or the Exchange Act and in the event that the federal government declares at some future time that the TRS violates the CSA, the TRS Counterparty and each of its to return swap counterparties may terminate the TRS, and the Fund will immediately divest from the TRS Counterparty.

The foregoing opinions are rendered at a “should” level of confidence, involving a greater degree of certainty than a “more likely than not” opinion. However the foregoing opinions and this letter are not stated and rendered with unqualified guarantees or airtight certainty for the following reasons: Initially, there is uncertainty as to future federal policy. Further, there is a complete void of on-point regulatory guidance by U.S. derivatives regulators, that is, the CFTC and SEC, regarding OTC and exchange-traded derivatives referencing cannabis companies (including, but not limited to, those companies discussed herein for the purposes of this letter, as well as the TRS Companies, operating in compliance with state law). Additionally, we have not investigated the TRS Companies to determine if those companies are in compliance with all applicable law including state law; the operational aspects of the TRS, including, but not limited to, its performance of TRS obligations, responses to margin calls and/or other requests from the TRS’s counterparties in each TRS; the compliance of the TRS regarding the 1940 Act diversification and other requirements that are or in the future may be applicable to the TRS.

There can be no assurance that the SEC or other state and federal regulators of the Fund, or the DOJ or any other federal or state departments, agencies or regulators, would agree with our legal analysis, conclusions and opinions, would not successfully challenge the analysis set forth in this letter, or would not prevail if any challenge were litigated or if a regulatory enforcement action would take place. In light of the unavoidable realities and facts, including, but not limited to, those referenced above and the ever-changing laws and regulations, and, although this opinion represents our considered legal judgment, this opinion has no binding effect. Therefore, we can offer no assurance that the SEC or some other United States or state regulator, department or agency will not be able to successfully challenge the Fund on any of the conclusions reached by us in this letter. The opinions stated above concerning the Fund are delivered subject to this understanding, and we are under no obligation to monitor the law or body of regulation to update this letter. Our opinion is subject to and is limited by the effects of bankruptcy, insolvency, reorganization, receivership, moratorium and similar laws including but not limited to state fraudulent transfer and conveyance laws, judicially developed doctrines in this area, general principles of equity including doctrines requiring consideration of the impracticability or impossibility or frustration of purpose relieving performance at the time of attempted enforcement as well as other rights, remedies and waivers contained in the Fund and any ancillary documents, schedules, instruments, side letters or other materials referenced therein.

We hereby consent to the filing of this opinion in conjunction with the Fund’s Registration Statement on Form N-1A, including any amendments and supplements thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Fox Rothschild, LLP

Fox Rothschild, LLP